NUTEX HEALTH PROVIDES UPDATE REGARDING CYBERSECURITY EVENT
HOUSTON, TX − (PRNewswire) –SEPTEMBER 10, 2026 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), today provided an update regarding its previously announced cyber security event. Nutex Health is a physician-led, healthcare services and operations company with 28 hospital facilities in 12 states, and a primary care-centric, risk-bearing physician network.
As disclosed in Item 8.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2026 (the “Initial Disclosure”), as updated in Item 1.05 of the Form 8-K filed with the SEC on August 31, 2026 (the “August 31, 2026 8-K”), Nutex Health Inc. became aware of unauthorized activity involving data stored on its computer network. The Company engaged an independent third-party cybersecurity response team and forensic experts, activated a cybersecurity response plan, implemented containment measures and notified law enforcement.
The Company is providing this update to inform stakeholders that it has learned that the unauthorized third party has published on its website the data that was allegedly obtained in connection with the previously disclosed cyber security event. The Company, together with its cybersecurity experts and advisors, is in the process of downloading, processing and analyzing the data to determine its contents, scope, and authenticity. Due to the volume of data involved, the Company expects this process and review to take several weeks.
To date, the Company has not identified any material impact of the event on its business operations or financial reporting systems.
Based on the information currently available, the Company’s assessment of the materiality of this event, as set forth in the August 31, 2026 8-K, has not changed. The Company will continue to evaluate the impact of this development as additional information becomes available through its ongoing analysis, and will provide further updates as warranted, including any required amendments to its prior disclosures.
The Company continues to evaluate applicable regulatory and legal notification requirements, and the Company intends to make all required notifications based on its findings, including to impacted patients and employees.
Following the Initial Disclosure, several purported class action complaints were filed against the Company in the United States District Court for the Southern District of Texas, Houston Division, in each case, on behalf of a putative class of all individuals whose personally identifiable information and/or protected health information was allegedly accessed and/or acquired by an unauthorized party in connection with the incident.
At this stage, the Company is unable to predict the outcome of the litigation or estimate the potential impact of the incident on the Company’s business strategy, operations, financial condition, results of operations or the trading price of the Company’s common stock.
About Nutex Health Inc.
Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with three divisions: a Hospital Division, Population Health Management Division, and Real Estate Division
The Hospital Division owns, develops, and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments. This division owns and operates 28 facilities in 12 states.
The Population Health Management division owns and operates provider networks such as Independent Physician Associations. Through our Management Services Organization, we provide management, administrative and other support services to our affiliated hospitals and physician groups.
The Real Estate division comprises of real estate entities along with activity related to the development and construction of hospital facilities. The real estate entities own the land and hospital buildings which are leased to our hospital entities.

Forward-Looking Statements
Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will,” “will likely result,” “expected to,” “will continue,” “anticipated,” “estimate,” “projected,” “intend,” “goal,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, regulatory and litigation uncertainty under the No Surprises Act, lawsuits filed by health insurance providers against our third party provider in the arbitration process, sales of a substantial amount of our Common Stock by our stockholders, our obligation to issue additional shares of our common stock to former doctor owners of under construction hospitals, manipulative short seller reports, the impact of litigation and disputes, our ability to successfully execute our growth strategy, economic conditions, dependence on management, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q for the three months ended March 31, 2026 and the six months ended June 30, 2026, under the heading “Risk Factors” in Part II, Item IA thereof, and the risk factors and other cautionary statements contained in our other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed within this press release.